Exhibit 99.1

PRESS RELEASE
1004 N. Big Spring, Suite 400	Contact:	Cindy Thomason
Midland, TX 79701 (432) 684-3727		Manager of Investor Relations
http://www.plll.com		cindyt@plll.com
PARALLEL PETROLEUM ANNOUNCES PRODUCTION, WORK-IN-PROGRESS,
REVISED CAPEX BUDGET, MID-YEAR RESERVES AND FIELD OPERATIONS UPDATE
MIDLAND, Texas, (BUSINESS WIRE), August 4, 2008 — Parallel Petroleum Corporation (NASDAQ: PLLL) today announced its second quarter 2008 average net daily production, work-in-progress, revised 2008 capital investment budget, June 30, 2008 reserves and field operations update. In a separate press release issued today, Parallel announced its financial results for the second quarter ended June 30, 2008. The Company’s financial and field operations conference call and webcast will be held Tuesday, August 5, 2008 at 2:00 p.m. Eastern time (1:00 p.m. Central time). Details for the conference call and webcast are disclosed at the end of this press release.
Net Daily Production — Second Quarter 2008 Average
The Company’s net daily production for the second quarter ended June 30, 2008 averaged 7,716 equivalent barrels of oil per day (BOEPD), an increase of 28% when compared to an average of 6,035 BOEPD during the second quarter ended June 30, 2007, and an increase of 2% when compared to an average of 7,592 BOEPD during the first quarter ended March 31, 2008. When comparing the second quarter of 2008 to the first quarter of 2008, production from the Company’s New Mexico Wolfcamp gas project increased 12%, from 1,795 to 2,004 BOEPD due to better, and more consistent, well results and timing of completions. Production from the Company’s South Texas gas properties increased 12% from 380 to 426 BOEPD primarily due to well workovers and improved well performance. The second quarter 2008 increases were partially offset by a 4% decrease in the Company’s Permian Basin oil projects, from 2,897 to 2,791 BOEPD, due to relative development timing and normal decline on base production, and a 1% decrease in the Barnett Shale gas project, from 2,520 to 2,495 BOEPD, due to natural decline and timing of completions of new wells.
Please refer to Table 1 at the end of this press release for quarterly comparison information pertaining to daily production by area/property for the second quarter of 2008, the first quarter of 2008 and the second quarter of 2007.
Work-in-Progress Well Operations
As of June 30, 2008, the Company had 33 gross (15.19 net) wells in progress. Of the 33 gross wells, 28 gross (13.15 net) wells were shut-in awaiting pipeline, completing or awaiting completion, and 5 gross (2.04 net) wells were drilling. Of the 28 wells that were shut-in awaiting pipeline, completing or awaiting completion, 18 gross (4.94 net) wells were in the Barnett Shale, 4 gross (2.87 net) wells were in the Wolfcamp, and 6 gross (5.34 net) wells were in the Permian Basin. Of the 5 wells that were drilling, 3 gross (0.64 net) wells were drilling in the Barnett Shale, 1 gross (.50 net) well was drilling in the Wolfcamp and 1 gross (0.90 net) well was drilling in the Permian Basin.
Please refer to Table 2 at the end of this press release for a summary of work-in-progress on certain of Parallel’s properties as of June 30, 2008.
Revised 2008 Capital Investment Budget
Parallel has increased its 2008 capital investment budget approximately 35% from $127.2 million to approximately $171.6 million, excluding approximately $43.2 million for property acquisitions made during the second quarter of 2008. Of the $44.4 million increase, $14.0 million is for leasehold costs in the Barnett Shale; $24.2 million for leasehold costs and 9 additional wells in the New Mexico Wolfcamp Northern and Southern Areas and additional interests acquired in the Northern Area, as is discussed in the New Mexico property information below; $2.2 million for drilling and completion activities associated with the Company’s increased interests in its Diamond M project related to a recent acquisition, as was announced on June 26, 2008; $1.7 million for the drilling of 3 additional wells in the Harris San Andres project; and $2.3 million for leasehold and the drilling of 1 new well in the Company’s East Texas Cotton Valley Reef project.
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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

The revised budget provides for approximately $133.8 million for the drilling and completion of approximately 121 gross (77.8 net) new wells: the workover of 53 gross (44.2 net) existing wells; and the conversion-to-injection of 14 gross (12.1 net) producing wells; and approximately $37.8 million for the purchase of leasehold and seismic data. As of June 30, 2008, Parallel had invested approximately $82.6 million of the $171.6 million budget in the drilling of approximately 59 gross (30.57 net) wells, including 33 gross (15.19 net) wells that were in progress as of June 30, 2008, and leasehold, seismic, workovers, and conversions-to-injection.
On a project basis, approximately $138.2 million, or 81%, of the 2008 capital investment budget is expected to be invested in the Company’s two horizontal drilling gas projects. Parallel has budgeted approximately $74.0 million for its Barnett Shale Gas project and approximately $64.2 million for its New Mexico Wolfcamp Gas project. Additionally, the Company expects to invest approximately $28.4 million, or 17%, of the 2008 budget in its long-life, shallow oil properties located in the Permian Basin of West Texas. The remainder of the 2008 budget will be allocated to the Company’s other projects.
Parallel anticipates that the $171.6 million 2008 capital investment budget will be funded from its operating cash flow and revolving credit facility. At June 30, 2008, approximately $93.0 million was available under the Company’s revolving credit facility.
Please refer to Table 3 at the end of this press release for further information pertaining to the capital investment budget compared to second quarter 2008 average daily production and mid-year 2008 total proved reserves by property.
Proved Reserves as of June 30, 2008
As estimated by its independent engineers, Parallel’s proved developed producing (PDP) reserves were approximately 24.3 million equivalent barrels of oil (MMBOE) at mid-year 2008. This is a 19% increase of approximately 3.8 MMBOE when compared to PDP reserves as of December 31, 2007, and includes PDP reserve additions of approximately 5.2 MMBOE, less production run-off of approximately 1.4 MMBOE. Proved developed non-producing (PDNP) reserves increased approximately 0.1 MMBOE to approximately 0.9 MMBOE during the first half of 2008, and proved undeveloped (PUD) reserves increased approximately 1.9 MMBOE to approximately 18.6 MMBOE.
The Company’s total proved reserves as of June 30, 2008 increased 15% to 43.8 MMBOE, as compared to 38.0 MMBOE as of December 31, 2007. This 15% increase of approximately 5.8 MMBOE includes reserve additions of 7.2 MMBOE less production run-off of approximately 1.4 MMBOE. The 2008 mid-year proved reserves were 55% PDP, 2% PDNP, and 43% PUD, compared to 2007 year-end proved reserves, which were 54% PDP, 2% PDNP, and 44% PUD. The 2008 mid-year proved reserves by volume were 67% oil and 33% natural gas.
Parallel’s Standardized Measure of Discounted Future Net Cash Flows as of June 30, 2008 increased approximately 88% to approximately $1.2 billion, compared to year-end 2007. The NYMEX price per barrel of oil increased from $96.01 to $140.00, and the NYMEX price per Mcf of natural gas increased from $7.46 to $13.16, when comparing December 31, 2007 to June 30, 2008. On July 31, 2008, the NYMEX prices per barrel of oil and Mcf of natural gas were $124.08 and $9.12, respectively.
Please refer to Table 4 at the end of this press release for detail of Parallel’s total proved reserves by category and the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2007 and June 30, 2008.
Management Comments
Larry C. Oldham, Parallel’s President, commented, “As evidenced by our 28% increase in second quarter 2008 production compared to second quarter 2007 and our 19% increase in PDP reserves as of June 30, 2008 compared to December 31, 2007, we are achieving our stated goals of increasing our production and PDP reserves during 2008. The increases in production and PDP reserves are expected to continue as development drilling continues in the Barnett Shale and New Mexico Wolfcamp gas projects, and infill development and waterflood implementation continue on the majority of our West Texas Permian Basin oil projects.”
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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

Total Proved Reserves— December 31, 2001 through June 30, 2008
The following graph shows Parallel’s total proved reserves from December 31, 2001 through June 30, 2008. As indicated on the graph, Parallel’s total proved reserves have grown at a compounded annual growth rate of 42% since December 31, 2001.
Total Company Historical Performance — Net BOEPD
The following graph shows the 31% compounded annual growth rate in Parallel’s net production generated from 2002 through the second quarter of 2008. The graph also shows the relative volumetric contributions from each of Parallel’s project areas and the growing importance of the Barnett Shale and New Mexico Wolfcamp components.
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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

Operations by Area/Property
Summarized below are Parallel’s more significant current projects, including its planned operations and capital investment budget for these projects in 2008.
Resource Gas Projects
Parallel has two resource gas projects in varying stages of development, which are the Barnett Shale gas project in the Fort Worth Basin of North Texas and the Wolfcamp gas project in the Permian Basin of New Mexico.
Fort Worth Basin of North Texas
Barnett Shale Gas Project, Tarrant County, Texas
Leasehold acreage in Parallel’s Barnett Shale gas project consists of approximately 31,600 gross (9,300 net) acres located in and around the Trinity River flood plain, east and west of downtown Fort Worth. At present, the project controls approximately 75 multi-well pad sites. Based on current industry practices, Parallel anticipates development drilling on 40-acre spacing.
As of June 30, 2008, Parallel’s Barnett Shale gas project had 78 gross (20.51 net) producing wells. For the second quarter ended June 30, 2008, daily production in this project averaged approximately 80,000 gross (14,970 net) Mcf of gas, or 2,495 net BOE. As of June 30, 2008, the Company had 21 gross (5.58 net) wells in progress in the Barnett Shale. Of the 21 gross wells, 5 wells were being completed, 5 wells were awaiting completion, 8 wells were shut-in awaiting pipeline, and 3 wells were drilling. Based on information currently available, Parallel expects the operator, Chesapeake Energy Corporation (NYSE: CHK), to maintain a 4-rig drilling program for the foreseeable future. Chesapeake continues to install additional compression and pipeline in order to provide sufficient take-away capacity as new wells are drilled and completed and production volumes continue to increase.
Parallel’s revised 2008 budget for its Barnett Shale project is approximately $74.0 million. The amount budgeted will be used to fund the drilling and completion of an estimated 53 gross (18.3 net) wells, pipeline construction and leasehold acquisition.
The following graph depicts net production history, including the associated net producing wells at the end of each quarter in Parallel’s North Texas Barnett Shale gas project.
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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

Permian Basin of New Mexico
Wolfcamp Gas Project, Eddy and Chaves Counties, New Mexico
Parallel currently owns an interest in approximately 106,000 gross (85,000 net) acres in the Wolfcamp trend of Southeastern New Mexico, with the majority of the acreage being in the Northern and Southern Areas of the project. Parallel’s operations in its Wolfcamp project currently consist of a 1-rig development drilling program in the Northern and Central Areas and the acquisition of a 3-D seismic survey in the Southern Area. The Company anticipates that a second rig will begin drilling in the Northern Area, and one rig will begin drilling in the Southern Area, during the fourth quarter of 2008.
As of June 30, 2008, Parallel operated 52 gross (41.84 net) producing gas wells in the New Mexico Wolfcamp gas project. In addition, the Company had ownership in another 32 gross (4.74 net) wells operated by other companies, primarily EOG Resources, Inc. (NYSE: EOG). For the second quarter ended June 30, 2008, daily production in this project averaged approximately 30,800 gross (12,024 net) Mcfe, or 2,004 net BOE. As of June 30, 2008, the Company had 2 wells completing, 2 wells awaiting completion, and 1 well drilling in the Northern Area of the project.
Northern Area — Parallel acquired an additional 15% working interest (11.25% net revenue interest) in the Northern Area of its New Mexico Wolfcamp gas project, which increased its base working interest ownership in this area to approximately 100%. Parallel also now owns and controls 100% of the Hagerman gas gathering system, which services the Northern Area. As of June 30, 2008, 32 gross (28.92 net) wells had been drilled and completed in the Company’s Forego/County Line and Racehorse projects in the Northern Area. Parallel anticipates that the Forego/County Line area will be its most active Wolfcamp development area for the foreseeable future. The Company plans to accelerate drilling in this area with an additional rig during the fourth quarter of 2008.
Parallel’s Racehorse project is located approximately four miles east, northeast of its Forego/County Line area and has 6 gross (5.84 net) wells producing at low rates, which were the initial wells drilled in the Northern Area. There is currently no drilling activity planned for the Racehorse area.
Central Area — As of June 30, 2008, Parallel had an interest in 26 gross (2.21 net) EOG-operated horizontal wells and 3 gross (2.92 net) Parallel-operated wells in the Central Area.
Southern Area — As of June 30, 2008, Parallel’s Southern Area had 23 gross (12.53 net) producing wells. The Company began data acquisition of a 3-D seismic survey in late October 2007 and anticipates the completion of data processing and interpretation during 2008. The Company anticipates that it will move a drilling rig into the Southern Area during the fourth quarter of 2008.
Parallel’s revised 2008 New Mexico Wolfcamp budget is approximately $64.2 million. The amount budgeted will be used to fund the drilling and completion of an estimated 27 gross (27.0 net) operated wells in the Northern, Central and Southern Areas, the installation of pipelines and related infrastructure, the acquisition of additional leasehold, and the acquisition of 3-D seismic data in the Southern Area.
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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

The following graph depicts net production history, including the associated net producing wells at the end of each quarter in Parallel’s New Mexico Wolfcamp gas project.
Permian Basin of West Texas
Parallel’s Permian Basin of West Texas oil properties currently consist of four major project areas. The Diamond M Canyon Reef, Carm-Ann San Andres, Harris San Andres and Fullerton San Andres projects comprise approximately 18,400 gross (16,275 net) acres, combined. Most of these properties have been added to Parallel’s portfolio since June 2002. As of June 30, 2008, Parallel estimates that daily production from its west Texas Permian Basin oil properties averaged approximately 2,791 net BOE per day.
Diamond M Canyon Reef Unit & Shallow Leases, Scurry County, Texas
Parallel announced on June 26, 2008 that it exercised its preferential right and purchased additional interests in its operated Diamond M properties in Scurry County, Texas, effective May 1, 2008. The purchase price was approximately $35.5 million. As a result of the acquisition, Parallel now owns an approximate 88% working interest (76% net revenue interest) in the Diamond M project.
The Company’s revised 2008 budget for the Canyon Reef project is approximately $11.6 million for the drilling and completion of approximately 12 gross (9.2 net) new wells and the workover or deepening of approximately 18 gross (15.8 net) existing wells. The Company has drilled, completed and placed the first 6 wells on production. Primarily as a result of this activity and the additional interests acquired, current Canyon Reef daily production is estimated to be 876 gross (665 net) BOE per day, as compared to 640 gross (236 net) BOE per day during the second quarter of 2008. The Company expects the remaining 6 wells to be spudded early in the fourth quarter of 2008.
The Company’s revised 2008 budget for the Diamond M Shallow project is approximately $1.5 million for the installation of dual injection strings in approximately 25 gross (19.4 net) existing wells.
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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

Carm-Ann San Andres Field, Andrews & Gaines Counties, Texas
The Company’s 2008 budget for the Carm-Ann San Andres project is approximately $3.3 million for the drilling and completion of 5 gross (4.3 net) wells and the conversion-to-injection of 6 gross (5.1 net) existing wells. To date, 3 of the wells have been drilled, of which 1 well has been placed on production and the other 2 wells are being completed.
The Company is currently involved in the unitization process prior to waterflood implementation and anticipates unit approval at Carm-Ann within the next six months. In the interim, the Company will focus on activities prerequisite to waterflooding. Parallel is the operator of these properties with an average working interest of approximately 77%.
Harris San Andres Field, Andrews & Gaines Counties, Texas
The Company’s revised 2008 budget for the Harris San Andres project is approximately $7.0 million for the drilling of an estimated 10 gross (9.0 net) wells and the re-frac workover or conversion-to-injection of 16 gross (14.4 net) existing wells. To date, 9 of the 10 planned wells have been drilled, of which 6 wells have been placed on production, 2 wells are being completed and 1 well is awaiting completion. As a result, current daily production is estimated to be 834 gross (625 net) BOE per day, as compared to 681 gross (511 net) BOE per day during the second quarter of 2008.
As at Carm-Ann, Parallel has also initiated unitization proceedings prior to waterflood implementation at Harris, which the Company expects to commence during the second half of 2008. Parallel is the operator of these properties with an average working interest of approximately 90%.
Fullerton San Andres Field, Andrews County, Texas
The Company’s 2008 budget for the Fullerton project is approximately $4.0 million for the drilling of an estimated 7 gross (6.2 net) new wells and the conversion-to-injection of 2 gross (1.6 net) existing wells. Drilling is expected to begin during the third quarter of 2008. Parallel owns an 85% average working interest in these properties.
Onshore Gulf Coast of South Texas
Yegua/Frio/Wilcox and Cook Mountain Gas Projects, Jackson, Wharton and Liberty Counties, Texas
The Company’s 2008 budget for South Texas projects is approximately $0.7 million for the drilling of 2 gross (0.5 net) wells. As of June 30, 2008, Parallel estimates that daily production from its south Texas gas properties averaged approximately 426 net BOE per day.
Other Projects
East Texas Cotton Valley Reef Gas Project, Leon, Freestone and Anderson Counties
Parallel’s East Texas Cotton Valley Reef gas project consists of approximately 2,500 gross (117 net) acres. Based on 3-D seismic, three Cotton Valley Reef prospects have been identified. Parallel has a 4.7% working interest in this project. Parallel will be carried for its 4.7% share of the drilling and completion costs on the first six wells, and will back-in for its full interest at payout on a well by well basis. The first well has been drilled, completed and tested at an estimated rate of 5,000 Mcf of gas per day.
The Company also has a 25% working interest in a new prospect in the Cotton Valley Reef project area consisting of approximately 10,000 gross (2,500 net) acres. The first well in this prospect is expected to be drilled during the fourth quarter of 2008.
Parallel’s revised 2008 budget for its East Texas gas project is $2.8 million for the drilling of 2 gross (0.3 net) wells.
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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

Utah/Colorado Conventional Oil & Gas and Heavy Oil Sand Projects, Uinta Basin
Parallel’s Utah/Colorado project consists of approximately 163,000 gross (155,000 net) acres. The primary objective is the Weber oil sand, with secondary objectives of conventional gas and heavy oil sands. The Company is currently awaiting drilling permit approval on three conventional oil and gas exploratory prospects, with anticipated spud dates before the fourth quarter of 2008. Approximately 10,000 gross acres of the Company’s leasehold is located on the geologic feature known as Asphalt Ridge. The Company is continuing to evaluate development options for these heavy oil sand deposits.
The Company’s 2008 budget for its Utah/Colorado project is approximately $1.5 million for the drilling of 3 gross (2.9 net) wells and the acquisition of additional leasehold. Parallel owns and operates 97.5% of this project.
Table 1 — Daily Production — Second Quarter 2008, Compared to First Quarter 2008 and Second Quarter 2007
The following Table 1 represents a comparison of Parallel’s daily production by area/property for the second quarter of 2008, the first quarter of 2008 and the second quarter of 2007. Detailed information on certain properties listed in this table is provided within the text of this press release.
TABLE 1
AVERAGE DAILY PRODUCTION — 2Q 2008, COMPARED TO 1Q 2008 AND 2Q 2007

	2Q 2008	1Q 2008	2Q 2007	2Q 2008	2Q 2008
	Average	Average	Average	Compared to	Compared to
	BOE	BOE	BOE	1Q 2008	2Q 2007
AREA/PROPERTY	per day	per day	per day	% Change	% Change
Resource Projects
Barnett Shale (1)	2,495	2,520	1,134	(1)%	120%
New Mexico Wolfcamp (2)	2,004	1,795	1,192	12%	68%

Total Resource Projects	4,499	4,315	2,326	4%	93%

Permian Basin of West Texas
Fullerton San Andres	1,442	1,486	1,565	(3)%	(8)%
Carm-Ann San Andres (3)	347	413	520	(16)%	(33)%
Harris San Andres (4)	511	554	573	(8)%	(11)%
Diamond M Shallow (5)	45	48	52	(6)%	(13)%
Diamond M Canyon Reef (5)	236	183	229	29%	3%
Other Permian Basin	210	213	257	(1)%	(18)%

Total Permian Basin	2,791	2,897	3,196	(4)%	(13)%

Onshore Gulf Coast of South Texas	426	380	513	12%	(17)%

GRAND TOTAL	7,716	7,592	6,035	2%	28%

(1)	3Q 2007 & 4Q 2007 — Production restricted due to limited take-away capacity. 1Q 2008 — compression added.

(2)	2Q 2007 — Delineation and exploitation of Northern Area. 3Q 2007 — Drilling deferred pending results of 3-D seismic in Southern Area.

(3)	Expect implementation of waterflood to start in 4Q 2008.

(4)	Expect implementation of waterflood to start in 3Q 2008.

(5)	Acquired additional interests. Please refer to press release dated June 26, 2008.
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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

Table 2 — Work-in-Progress Well Operations
The following Table 2 is a summary of work-in-progress oil and gas well operations on certain of Parallel’s properties as of June 30, 2008. Detailed information on the well operations in this table is provided within the text of this press release.
TABLE 2
WORK-IN-PROGRESS WELL OPERATIONS
AS OF JUNE 30, 2008

	Number of Wells
Work-in-Progress Well Operations	Gross	Net

North Texas Barnett Shale
Drilling	3	0.64
Completing	5	1.43
Awaiting completion	5	1.12
Shut-in, awaiting pipeline	8	2.39

Total Barnett Shale	21	5.58

New Mexico Wolfcamp
Drilling	1	0.50
Completing	2	0.87
Awaiting completion	2	2.00

Total Wolfcamp	5	3.37

West Texas Permian Basin
Drilling	1	0.90
Completing	5	4.46
Awaiting completion	1	0.88

Total Permian Basin	7	6.24

TOTAL	33	15.19

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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

Table 3 — 2008 CAPEX Budget — Compared to Average Daily Production and Total Proved Reserves by Property
The following Table 3 represents Parallel’s revised and original 2008 capital investment budget, compared to second quarter 2008 average daily production and total proved reserves as of June 30, 2008, on a property basis. Detailed information on certain properties listed in this table is provided within the text of this press release.
TABLE 3
2008 CAPEX BUDGET COMPARED TO 2Q 2008 AVERAGE DAILY PRODUCTION
AND JUNE 30, 2008 TOTAL PROVED RESERVES BY PROPERTY

	2008		2Q 2008		6/30/2008
	CAPEX Budget ($MM)(1)		Avg Daily Production		Total Proved Reserves(2)
AREA/PROPERTY	Revised	Original	BOE	%	MMBOE	%

Resource Projects
Barnett Shale	$74.0	$60.0	2,495	32%	4.3	10%
New Mexico Wolfcamp	64.2	40.0	2,004	26%	7.5	17%

Total Resource Projects	$138.2	$100.0	4,499	58%	11.8	27%

Permian Basin of West Texas
Fullerton San Andres	$4.0	$4.0	1,442	19%	9.3	21%
Carm-Ann San Andres	3.3	3.3	347	4%	7.0	16%
Harris San Andres	7.0	5.3	511	7%	8.1	18%
Diamond M Shallow	1.5	1.3	45	1%	1.9	5%
Diamond M Canyon Reef	11.6	9.6	236	3%	4.2	10%
Other Permian Basin	1.0	1.0	210	2%	1.0	2%

Total Permian Basin	$28.4	$24.5	2,791	36%	31.5	72%

Onshore Gulf Coast of South Texas	$0.7	$0.7	426	6%	0.5	1%

Other Projects
East Texas	$2.8	$0.5	—	0%	—	0%
Utah/Colorado	1.5	1.5	—	0%	—	0%

Total Other Projects	$4.3	$2.0	—	0%	—	0%

GRAND TOTAL	$171.6	$127.2	7,716	100%	43.8	100%

(1)	Excludes $43.2 million for property acquisitions made during the second quarter ended June 30, 2008.

(2)	Based on independent reserve study by Cawley, Gillespie & Associates, Inc. utilizing NYMEX prices of $140.00 per barrel of oil and $13.16 per Mcf of natural gas, and realized average prices of $134.66 per barrel of oil and $12.43 per Mcf of natural gas, as of June 30, 2008.
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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

Table 4 — Proved Reserves as of December 31, 2007 and June 30, 2008
The following Table 4 represents Parallel’s total proved reserves by category and the Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2007 and June 30, 2008.
TABLE 4
PROVED RESERVES AS OF DECEMBER 31, 2007 AND JUNE 30, 2008

				Percent
	December 31,	June 30,	Increase	Increase
	2007(1)	2008(1)	(Decrease)	(Decrease)
Total Proved Reserves:
Oil (MMBbls)	28.4	29.4	1.0	4%
Gas (Bcfg)	57.2	86.5	29.3	51%
MMBOE	38.0	43.8	5.8	15%

SEC Reserve Categories:
PDP (MMBOE) (2)	20.5	24.3	3.8	19%
PDNP (MMBOE) (3)	0.8	0.9	0.1	13%
PUD (MMBOE) (4)	16.7	18.6	1.9	11%

Total Proved Reserves (MMBOE)	38.0	43.8	5.8	15%

Standardized Measure of Discounted Future Net Cash Flows ($MM) (5)	$634	$1,190	$556	88%

NYMEX prices:
Per Bbl of oil	$96.01	$140.00	$43.99	46%
Per Mcf of natural gas	$7.46	$13.16	$5.70	76%

Realized prices:
Per Bbl of oil	$89.93	$134.66	$44.73	50%
Per Mcf of natural gas	$6.77	$12.43	$5.66	84%

(1)	Based on independent reserve studies prepared by Cawley, Gillespie & Associates, Inc.

(2)	PDP is proved developed producing reserves.

(3)	PDNP is proved developed non-producing reserves.

(4)	PUD is proved undeveloped reserves.

(5)	The Standardized Measure of Discounted Future Net Cash Flows have been calculated utilizing the estimated future income tax rates as of December 31, 2007 and June 30, 2008, respectively.
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Parallel Petroleum Announces Production, Work-in-Progress,
Revised CAPEX Budget, Mid-Year Reserves, and Field Operations Update
August 4, 2008

Conference Call and Webcast Information
Parallel’s management will host a conference call to discuss second quarter 2008 financial results, production, work-in-progress, revised 2008 capital investment budget, mid-year reserves, and field operations. In addition to this press release, please refer to Parallel’s second quarter 2008 earnings release also dated August 4, 2008 and its Form 10-Q Report for the quarter ended June 30, 2008 that was filed with the Securities and Exchange Commission on August 4, 2008.
The conference call will be held on Tuesday, August 5, 2008, at 2:00 p.m. Eastern time (1:00 p.m. Central time). To participate in the call, dial 888-680-0894 or 617-213-4860, Participant Passcode 79648992, at least ten minutes before the scheduled start time. The conference call will also be webcast with slides, and can be accessed live at Parallel’s web site, http://www.plll.com. A replay of the conference call will be available at the Company’s web site or by calling 888-286-8010 or 617-801-6888, Passcode 73297729.
Participants may pre-register for the call at Parallel’s web site on the Event Details page for the webcast or at www.theconferencingservice.com/prereg/key.process?key=PJ8MXKTRG. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.
The Company
Parallel Petroleum is an independent energy company headquartered in Midland, Texas, engaged in the exploitation, development, acquisition and production of oil and gas using 3-D seismic technology and advanced drilling, completion and recovery techniques. Parallel’s primary areas of operation are the Permian Basin of West Texas and New Mexico, North Texas Barnett Shale, Onshore Gulf Coast of South Texas, East Texas and Utah/Colorado. Additional information on Parallel is available via the internet at http://www.plll.com.
This release contains forward-looking statements subject to various risks and uncertainties that could cause the Company’s future plans, objectives and performance to differ materially from those in the forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “initial daily test rates,” “may,” “will,” “expect,” “intend,” “plan,” “subject to,” “anticipate,” “estimate,” “continue,” “present value,” “future,” “reserves”, “appears,” “prospective,” or other variations thereof or comparable terminology. Factors that could cause or contribute to such differences could include, but are not limited to, those relating to:
•	the results of exploratory drilling activity;

•	the Company’s growth strategy;

•	changes in oil and natural gas prices;

•	operating risks;

•	availability of drilling equipment;

•	outstanding indebtedness;

•	weaknesses in our internal controls;

•	the inherent variability in early production tests;

•	uncertainties inherent in estimating production rates;

•	the availability and capacity of natural gas gathering and transportation facilities;

•	the period of time that our oil and natural gas wells have been producing;

•	changes in interest rates;

•	dependence on weather conditions;

•	seasonality;

•	expansion and other activities of competitors;

•	changes in federal or state environmental laws and the administration of such laws; and

•	the general condition of the economy and its effect on the securities market.
While we believe our forward-looking statements are based upon reasonable assumptions, these are factors that are difficult to predict and that are influenced by economic and other conditions beyond our control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
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